Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Sam Brown, Inc. (media)
Lizanne Wentz	Mike Beyer (312) 961-2502
Corporate Communications	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

Adolor Corporation Announces Change in Chief Executive Officer

EXTON, PA., August 2, 2005—Adolor Corporation (Nasdaq: ADLR) announced today that Bruce A. Peacock, the company’s president and chief executive officer, resigned effective August 7, 2005 and that David Madden, the current chairman of the company’s Board of Directors, was elected the interim president and chief executive officer to replace Mr. Peacock.

Mr. Peacock is leaving to become chief executive officer of The Little Clinic LLC, a consumer-focused healthcare company offering top-quality, low-cost services in convenient locations.

“I believe strongly in a successful future for Adolor and it has been a pleasure to work with its talented Board of Directors, employees and collaborators,” stated Mr. Peacock.

“On behalf of the company, I want to acknowledge Bruce’s significant contributions to Adolor and wish him the best of luck in his new position,” commented Mr. Madden, chairman of the Company’s Board of Directors. “The company intends to commence a search for a new chief executive officer promptly.”

Mr. Madden, who is 42, joined the Company as a Director in January 2000 and was elected Chairman of the Board of Directors in May 2005. Mr. Madden is a Founder and Principal with Narrow River Management LP, an investment management company with a focus on equity investments in the emerging pharmaceutical industry. Mr. Madden was Co-Chief Executive Officer of Royalty Pharma AG, a private investment management firm specializing in the acquisition of royalty interests in pharmaceutical products, from October 2000 to 2003, and from 1997 to October 2000, he served as Managing Member of Pharmaceutical Partners, LLC. From 1992 to 1995, Mr. Madden was President, Chief Executive Officer and a Director of Selectide Corporation, a development stage pharmaceutical company that was acquired by Marion Merrill Dow in 1995. Mr. Madden was a consultant to Marion Merrill Dow during part of 1995. Mr. Madden served as a member of the board of directors of Royalty Pharma until March 2004. Mr. Madden has a B.S. in Electrical Engineering from Union College and an M.B.A. from Columbia University.

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg® (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor and GSK are collaborating in the worldwide development and commercialization of Entereg® in multiple indications. Adolor is developing a sterile lidocaine patch which is in Phase 2 clinical development for post-incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

Adolor Forward-Looking Statement

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management ’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements.

Further information about relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

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